EXHIBIT 4.5
                                                                     -----------

                             SUBSCRIPTION AGREEMENT

         This Subscription Agreement, dated as of June 15, 2001, is made by and between Able Laboratories, Inc. f/k/a DynaGen, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and The Endeavour Capital Investment Fund S.A. (the "Purchaser").

         WHEREAS, the Purchaser and the Company are parties to an Exchange and Purchase Agreement dated as of February 15, 2001 (the "Purchase Agreement") whereby the Company agreed to sell and issue to the purchasers named therein shares of Series O Preferred Stock, $.01 par value per share, of the Company (the "Series O Preferred Stock");

         WHEREAS, the Purchaser and the Company are parties to a Registration Rights Agreement dated as of February 15, 2001 (the "Registration Rights Agreement") whereby the Company agreed to file a registration statement covering the shares of Common Stock, $.01 par value per share, of the Company issuable upon conversion of the Series O Preferred Stock (the "Common Stock"); and

         WHEREAS, the Purchaser has agreed to purchase from the Company, and the Company has agreed to sell to the Purchaser, an additional 2,500 shares of Series O Preferred Stock for a total cash purchase price of $250,000.

         NOW THEREFORE, the Company and the Purchaser hereby agree as follows:

         1.  Subscription and Closing.
             ------------------------

               (a) The Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase, 2,500 shares of Series O Preferred Stock (the "New Shares"), pursuant to the terms and conditions hereof, for a total purchase price of $250,000. The closing of the purchase and sale of the New Shares (the "Closing") shall take place at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York immediately following the execution hereof or such later date as the parties shall mutually agree.

               (b) On the date of the Closing, the parties shall deliver or cause to be delivered the following: (i) the Company shall deliver to the Purchaser a stock certificate, registered in the name of such Purchaser, representing 2,500 shares of Series O Preferred Stock and a legal opinion in a form satisfactory to the Purchaser; and (ii) the Purchaser shall deliver the purchase price of $250,000, in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose.

         2.  Representations and Warranties, Covenants and Obligations.
             ---------------------------------------------------------

               (a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Subscription Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Subscription Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Subscription Agreement has been duly executed by the Company and, when delivered in accordance
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         with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Company is not in violation of any of the provisions of its certificate of incorporation, by-laws or other organizational or charter documents.

               (b) Issuance of Shares. The New Shares are duly authorized and, when issued and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of first refusal of any kind.

               (c) No Conflicts. The execution, delivery and performance of this Subscription Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not:
         (i) conflict with or violate any provision of the Company's certificate of incorporation, bylaws or other charter documents (each as amended through the date hereof), or (ii) subject to obtaining the Required Approvals (as defined in the Purchase Agreement), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a subsidiary debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses
         (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect (as defined in the Purchase Agreement). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

               (d) The representations and warranties of the Company and the Purchaser contained in Article II of the Purchase Agreement, other than representations of the Company regarding the exchange of shares of Series A Preferred Stock of RxBazaar.com, Inc. for shares of Series O Preferred Stock, which exchange is not applicable to this transaction, and except for the representations of the Company which are modified by the Disclosure Schedule attached hereto, are true and correct as of the date hereof, except for the representations and warranties which speak of a particular date which are true as of such date. The Company acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties other than those specifically set forth in this Section 2.

               (e) The covenants and obligations of the Company and the Purchaser contained in Article III of the Purchase Agreement, other than covenants and obligations of the Company regarding the exchange of shares of Series A Preferred Stock of RxBazaar.com, Inc. for shares of Series O Preferred Stock, which exchange is not applicable to this transaction, except for the rights and obligations contained in Section
         3.9 of the Purchase Agreement, and except for the covenants and obligations which speak

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         of a particular date, are reaffirmed as of the date hereof with respect to the purchase of the New Shares.

               (f) The rights and obligations of the Company and the Purchaser contained in Article IV of the Purchase Agreement, other than rights and obligations regarding the exchange of shares of Series A Preferred Stock of RxBazaar.com, Inc. for shares of Series O Preferred Stock, which exchange is not applicable to this transaction, and except for the rights and obligations which speak of a particular date, are reaffirmed as of the date hereof with respect to the purchase of the New Shares.

For purposes of this Section 2, the "Transaction Documents" as defined in the Purchase Agreement shall include this Subscription Agreement, the "Shares" as defined in the Purchase Agreement shall include the New Shares, and the "Purchasers" as defined in the Purchase Agreement shall include the Purchaser.

         3. Registration Rights. The Purchaser shall be entitled to all of the rights and privileges available to a holder of Preferred Stock under the Registration Rights Agreement with respect to the New Shares and the Common Stock issuable upon conversion thereof, pursuant to the terms hereof. For purposes hereof, the Common Stock issuable upon conversion of the New Shares shall be considered "Registrable Securities" under the Registration Rights Agreement, the New Shares shall be considered "Preferred Stock" under the Registration Rights Agreement, and the "Closing Date," as defined in the Registration Rights Agreement, applicable to the New Shares shall be the date hereof.

         4. Fees and Expenses. Except as otherwise set forth in the Registration Rights Agreement, each party shall pay its own fees and expenses related to the negotiation, preparation, execution, delivery and performance of this Agreement, PROVIDED, HOWEVER, that the Company shall pay $3,000 to the counsel to the Purchaser in connection with fees incurred in the negotiation, preparation, execution, delivery and performance of this Agreement.

         5. Waiver of Mandatory Redemption. The Purchaser hereby irrevocably waives its right to require the Company to redeem any outstanding shares of Series O Preferred Stock under Section 7 of the Certificate of Designations, Preferences and Rights of the Series O Preferred Stock.

         6. Governing Law. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Subscription Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.



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         IN WITNESS WHEREOF, the parties hereto have caused this Subscription
Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

                                   ABLE LABORATORIES, INC.


                                   By: /s/ Dhananjay G. Wadekar
                                       ------------------------
                                       Dhananjay G. Wadekar
                                       President



                                   PURCHASER:
                                   ----------

                                   THE ENDEAVOUR CAPITAL INVESTMENT FUND S.A.


                                   By: /s/
                                       --------------------------
                                       Name:
                                       Title:


















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